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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 3)*

                                 Aerogen, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  007779 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12-31-2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 15 pages

CUSIP No. 007779 10 1                                         Page 2 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      InterWest Partners VI, LP
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        245,412
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               245,412
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      245,412
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 15 pages

CUSIP No. 007779 10 1                                         Page 3 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      InterWest Investors VI, LP
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        7,497
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               7,497
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,497
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 15 pages

CUSIP No. 007779 10 1                                         Page 4 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      InterWest Management Partners VI, LLC (the general partner of InterWest Partners VI, LP and InterWest Investors VI, LP)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        252,909
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               252,909
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      252,909
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 15 pages

CUSIP No. 007779 10 1                                         Page 5 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Harvey B. Cash (a Managing Director of InterWest Management Partners VI,
      LLC)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            252,909
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        252,909
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      252,909
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

                               Page 5 of 15 pages

CUSIP No. 007779 10 1                                         Page 6 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Philip T. Gianos (a Managing Director of InterWest Management Partners VI,
      LLC)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            252,909
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        252,909
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      252,909
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

                               Page 6 of 15 pages

CUSIP No. 007779 10 1                                         Page 7 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      W. Scott Hedrick (a Managing Director of InterWest Management Partners VI,
      LLC)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            252,909
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        252,909
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      252,909
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

                               Page 7 of 15 pages

CUSIP No. 007779 10 1                                         Page 8 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      W. Stephen Holmes (a Managing Director of InterWest Management Partners VI, LLC)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            252,909
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        252,909
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      252,909
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes that he is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

                               Page 8 of 15 pages

CUSIP No. 007779 10 1                                         Page 9 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Gilbert H. Kliman (a Venture Member of InterWest Management Partners VI,
      LLC)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            252,909
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        252,909
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      252,909
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

                               Page 9 of 15 pages

CUSIP No. 007779 10 1                                        Page 10 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert R. Momsen (a Managing Director of InterWest Management Partners VI,
      LLC)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            252,909
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        252,909
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      252,909
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Robert R. Momsen that he is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

                               Page 10 of 15 pages

CUSIP No. 007779 10 1                                        Page 11 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Arnold L. Oronsky (a Managing Director of InterWest Management Partners VI, LLC)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            252,909
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        252,909
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      252,909
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

* Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

                               Page 11 of 15 pages

Item 1.

(a) Name of Issuer: Aerogen, Inc. ("Issuer")


(b) Address of Issuer's Principal Executive Offices:

    2071 Stierlin Court
    Mountain View, CA 94043

Item 2.

(a) Name of Person(s) Filing:

    InterWest Partners VI, LP ("IWP VI")
    InterWest Investors VI, LP ("II VI")
    InterWest Management Partners VI, LLC ("IMP VI")
    Harvey B. Cash ("Cash")
    Philip T. Gianos ("Gianos")
    W. Scott Hedrick ("Hedrick")
    W. Stephen Holmes ("Holmes")
    Gilbert H. Kliman ("Kliman")
    Robert R. Momsen ("Momsen")
    Arnold L. Oronsky ("Oronsky")

(b) Address of Principal Business Office or, if none, Residence:

    2710 Sand Hill Road
    Second Floor
    Menlo Park, CA 94025

(c) Citizenship/Place of Organization:

    IWP VI:      California
    II VI:       California
    IMP VI:      California
    Cash:        United States
    Gianos:      United States
    Hedrick:     United States
    Holmes:      United States
    Kliman:      United States
    Momsen:      United States
    Oronsky:     United States


(d) Title of Class of Securities: Common Stock

(e) CUSIP Number:     007779 10 1

Item 3. Not applicable.

                               Page 12 of 15 pages

Item 4. Ownership.

======= ============= ========== ============ ============= =============
                                                                All
                                                               Other
                       IWP VI       II VI        IMP VI     Individuals
                                                                 *
------- ------------- ---------- ------------ ------------- -------------
(a)     Beneficial
        Ownership       245,412        7,497       252,909       252,909
------- ------------- ---------- ------------ ------------- -------------
(b)     Percentage
        of Class           5.6%         0.2%          5.8%          5.8%
------- ------------- ---------- ------------ ------------- -------------
(c)     Sole Voting
        Power           245,412        7,497       252,909             0
------- ------------- ---------- ------------ ------------- -------------
        Shared
        Voting Power          0            0             0       252,909
------- ------------- ---------- ------------ ------------- -------------
        Sole
        Dispositive
        Power           245,412        7,497       252,909             0
------- ------------- ---------- ------------ ------------- -------------
        Shared
        Dispositive
        Power                 0            0             0       252,909
======= ============= ========== ============ ============= =============

*Individuals included in this column are Cash, Gianos, Hedrick, Holmes, Momsen and Oronsky, all of whom are Managing Directors of IMP VI. Also included in this column is Kliman who is a Venture Member of IMP VI.

Item 5.  Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the limited liability operating agreement of IMP VI, the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such limited liability company.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10. Certification

Not applicable

EXHIBITS

A. Joint Filing Statement

                               Page 13 of 15 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February __, 2004


INTERWEST PARTNERS VI, LP

By:    InterWest Management Partners VI, LLC    By:    /s/ Harvey B. Cash
                                                       -------------------------
                                                Name:    Harvey B. Cash
       By: /s/ W. Stephen Holmes
           -----------------------------------  By:    /s/ Philip T. Gianos
           Managing Director                           -------------------------
                                                Name:    Philip T. Gianos

INTERWEST INVESTORS VI, LP                      By:    /s/ W. Scott Hedrick
                                                       -------------------------
                                                Name:    W. Scott Hedrick
By:    InterWest Management Partners VI, LLC
                                                By:    /s/ W. Stephen Holmes
       By: /s/ W. Stephen Holmes                       -------------------------
           -----------------------------------  Name:    W. Stephen Holmes
           Managing Director
                                                By:    /s/ Gilbert H. Kliman
                                                       -------------------------
INTERWEST MANAGEMENT PARTNERS VI, LLC           Name:    Gilbert H. Kliman

By:    /s/ W. Stephen Holmes                    By:    /s/ Robert R. Momsen
       ---------------------------------------         -------------------------
       Managing Director                        Name:    Robert R. Momsen

                                                By:    /s/ Arnold L. Oronsky
                                                       -------------------------
                                                Name:    Arnold L. Oronsky

                               Page 14 of 15 pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February __, 2004


INTERWEST PARTNERS VI, LP

By:    InterWest Management Partners VI, LLC    By:    /s/ Harvey B. Cash
                                                       -------------------------
                                                Name:    Harvey B. Cash
       By: /s/ W. Stephen Holmes
           -----------------------------------  By:    /s/ Philip T. Gianos
           Managing Director                           -------------------------
                                                Name:    Philip T. Gianos

INTERWEST INVESTORS VI, LP                      By:    /s/ W. Scott Hedrick
                                                       -------------------------
                                                Name:    W. Scott Hedrick
By:    InterWest Management Partners VI, LLC
                                                By:    /s/ W. Stephen Holmes
       By: /s/ W. Stephen Holmes                       -------------------------
           -----------------------------------  Name:    W. Stephen Holmes
           Managing Director
                                                By:    /s/ Gilbert H. Kliman
                                                       -------------------------
INTERWEST MANAGEMENT PARTNERS VI, LLC           Name:    Gilbert H. Kliman

By:    /s/ W. Stephen Holmes                    By:    /s/ Robert R. Momsen
       ---------------------------------------         -------------------------
       Managing Director                        Name:    Robert R. Momsen

                                                By:    /s/ Arnold L. Oronsky
                                                       -------------------------
                                                Name:    Arnold L. Oronsky

                               Page 15 of 15 pages